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                           [INTERNATIONAL PAPER LOGO]


                                                   INTERNATIONAL PAPER PLAZA
                                                   400 ATLANTIC STREET
                                                   STAMFORD, CT 06921

News Release

Media Contacts:       Jennifer Boardman, 203-541-8407
                      Kathleen Bark, 203-541-8418

Investor Contacts:    Darial Sneed, 203-541-8541
                      Brian Turcotte, 203-541-8632


       International Paper Reports Higher Second-Quarter 2004 Earnings as
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                              Demand Remains Strong
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     o  Net earnings of $193 million up 119 percent from 2003 second-quarter earnings of $88 million.

     o Net sales increased to $6.5 billion from second-quarter 2003 net sales of $6.1 billion.

STAMFORD, Conn. - July 26, 2004 - International Paper (NYSE: IP) today reported second-quarter 2004 net earnings of $193 million ($0.40 per share), compared with $88 million ($0.19 per share) in the second quarter of 2003 and $73 million ($0.15 per share) in the first quarter of 2004. Amounts include the effects of special items and discontinued operations in all periods.

                           Earnings Per Share Summary

                                                         Second        Second         First
                                                         Quarter       Quarter       Quarter
                                                           2004          2003          2004
                                                          -----         -----         ----
Net Earnings                                              $0.40         $0.19         $0.15
Less - Income from Discontinued Operations
(including gain on sale of CHH Tissue)                    (0.19)        (0.01)        (0.01)
                                                          -----         -----         -----

Earnings from Continuing Operations                        0.21          0.18          0.14

Add back - Special Items Expense                           0.20            --          0.02
                                                          -----         -----         -----

Earnings from Continuing Operations and Before
Special Items                                             $0.41         $0.18         $0.16

Earnings from continuing operations and before special items in the 2004 second quarter were $198 million ($0.41 per share), compared with $86 million ($0.18 per share) in the second quarter of 2003 and $79 million ($0.16 per share) in the first quarter of 2004.





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Earnings from continuing operations (which includes special items) were $101 million ($0.21 per share) in the 2004 second quarter, compared with 2003 second-quarter earnings of $85 million ($0.18 per share) and 2004 first-quarter earnings of $70 million ($0.14 per share).
Amounts in all periods have been restated to exclude as a discontinued operation the earnings of Carter Holt Harvey's tissue business that was sold in May 2004.

Second-quarter 2004 net sales were $6.5 billion, compared with second-quarter 2003 net sales of $6.1 billion and 2004 first-quarter sales of $6.4 billion.

"I'm pleased with the momentum in our earnings this quarter," said John Faraci, International Paper chairman and chief executive officer. "Compared with last year's second quarter, our volumes were up sharply, we realized higher average sales prices for wood products, and we had lower interest expense. We also continued to improve the way we manage our costs. While demand is less robust in Western Europe, economic conditions are improving in North America, Eastern Europe and South America. These improving business conditions, combined with excellent mill performance and our ongoing focus on cost management, are contributing to our improved profitability."

Commenting on the outlook for the third quarter, Faraci said, "We expect the positive trend in business conditions will continue. Demand remains strong, which should have a positive impact on our paper and packaging businesses. However, the positive impact in paper and packaging is expected to be somewhat offset by lower wood products earnings, higher transportation and chemical costs, and continuing high energy costs."


Segment Information

Operating profits of $567 million for the second quarter were up from the first-quarter 2004 operating profits of $432 million due primarily to higher average price realizations and improved operations, particularly in the United States.

Second-quarter segment operating profits and business trends compared with the first quarter of 2004 are as follows:

Second-quarter operating profits for Printing Papers were $141 million compared with first-quarter operating profits of $83 million as a result of higher average pricing for uncoated free sheet and market pulp as well as very good operational performance across the U.S. mill system. Coated paper sales volumes were also higher amid improving demand, particularly for coated groundwood.

Industrial and Consumer Packaging operating profits were $111 million in the second quarter, compared with $79 million in the first quarter, as a result of higher average pricing for containerboard and boxes, and stronger operations as well as improved volumes in the box business. While bleached board volume and pricing was flat, demand was seasonally stronger in the converting businesses.

The company's distribution business, xpedx, reported operating profits of $21 million for the second quarter compared with operating profits in the first quarter of $17 million, due to improved sales and operating costs.





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Second-quarter Forest Products operating profits were $273 million, compared with earnings of $232 million in the first quarter primarily as a result of higher average pricing and volumes for lumber and plywood, which more than offset lower income from land sales and lower timber harvest volumes.

Operating profits at Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand, were $7 million in the second quarter, compared with first-quarter operating profits of $11 million as a result of a $3 million loss on sale of the Chilean packaging operations that was recorded as a special item.

Net corporate expenses of $102 million in the 2004 second quarter were lower than 2004 first-quarter net expenses of $110 million, but were higher than net expenses of $96 million in the second quarter of 2003. The decrease compared with the first quarter was principally due to lower overhead costs. Higher pension costs and lower natural gas hedging gains, partially offset by lower overhead costs, were the major factors in the increase from the 2003 second quarter.

Effects of Special Items

Special items in the 2004 second quarter included a charge of $107 million before taxes and minority interest ($63 million after taxes and minority interest) for restructuring and other costs, a charge of $36 million before taxes and minority interest ($32 million after taxes and minority interest) for estimated losses on sales and impairments of businesses held for sale and a $5 million credit ($3 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required. In addition, a $5 million net increase in the tax provision, after minority interest, was recorded in the quarter reflecting a charge for an adjustment of deferred tax balances and a credit from the reduction of valuation reserves for capital loss carryovers. The $107 million charge for restructuring and other costs included $42 million ($23 million after taxes and minority interest) for organizational restructuring programs and $65 million ($40 million after taxes) for losses on early extinguishment of debt. The $36 million charge for estimated losses on sales and impairments of businesses held for sale included $4 million before taxes recorded in the Packaging segment and $3 million before taxes recorded in the Carter Holt Harvey segment for the estimated loss on the sale of Food Pack S.A. in Chile. The net after-tax effect of all of these special items was an expense of $0.20 per share. Also in the 2004 second quarter, the sale of the Carter Holt Harvey tissue business was completed. The net gain on this sale of $90 million after taxes and minority interest is included in discontinued operations.

Special items in the 2004 first quarter included a pre-tax charge of $30 million before taxes ($19 million after taxes) for restructuring and other costs, a pre-tax credit of $9 million ($6 million after taxes) to adjust previous estimated gains/losses of businesses sold and a $7 million credit ($4 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. The $30 million charge for restructuring and other costs included $14 million ($9 million after taxes) for organizational restructuring programs and $16 million ($10 million after taxes) for losses on early extinguishment of debt. The net after-tax effect of these special items was an expense of $0.02 per share.

Special items in the 2003 second quarter included charges of $81 million before taxes ($50 million after taxes) for restructuring and other costs, a $10 million pre-tax charge ($6 million after taxes) to adjust previous estimated gains/losses of businesses sold and a pre-tax credit of $9





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million ($5 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required. The $81 million charge for restructuring and other costs included $51 million ($32 million after taxes) for facility shut-down and organizational restructuring program costs, $20 million ($12 million after taxes) for legal reserves and $10 million ($6 million after taxes) for losses on early extinguishment of debt. In addition, a $50 million tax provision reduction was recorded in the quarter reflecting settlements of prior period tax issues. The net after-tax effect of these special items was $0.00 per share.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning at noon today.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

                                      # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.